GENICOM Corporation and Subsidiaries

                 INDEX TO EXHIBITS TO FORM 10-Q

           FOR THE QUARTERLY PERIOD ENDED JULY 3, 1994


Exhibit
Number   Description                                Page
- - -------  ---------------------------------          -----
11.1     Statement regarding the Company's          E - 2
         computation of earnings per share.

                                                       Exhibit 11.1

             GENICOM Corporation and Subsidiaries


STATEMENT REGARDING THE COMPANY'S COMPUTATION OF EARNINGS PER SHARE




                                        Three               Six
                                     Months Ended        Months Ended
                                  July 3,   July 4,   July 3,   July 4,
                                   1994      1993      1994      1993
Shares used in this computation:

Weighted average common shares
 outstanding                      10,627    10,606    10,625   10,606

Shares applicable to stock
 options, net of shares
 assumed to be purchased from
 proceeds at average market          625       665       461    1,037
                                  ------    ------    ------   ------
Total shares for earnings per
 common share and common share
 equivalents (primary)            11,252    11,271    11,086   11,643

Shares applicable to stock
 options in addition to those
 used in primary computation
 due to the use of period-end
 market price when higher than
 average                             228         0       114        1
                                  ------    ------    ------   ------
Total fully diluted shares        11,480    11,271    11,200   11,644
                                  ======    ======    ======   ======








                              E - 2